ARTICLES OF INCORPORATION

OF
I AM SMART TECHNOLOGY, INC.

ARTICLE I
Name
The name of the corporation is I AM Smart Technology, Inc.

ARTICLE II
Duration
The period of the corporation’s duration is perpetuity.

ARTICLE III
Purpose

The purpose for which the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Colorado other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by Colorado Revised Statutes.

ARTICLE IV
Corporate Capitalization

4.01
This Corporation is authorized capitol of One Hundred Million (100,000,000) common shares and Thirty Million (30,000,000) undesignated Preferred shares. The Preferred shares will be issued by the corporate CEO. The par value is $0.01 par share.

4.02
This Corporation is authorized to issue two classes of shares which shall be designated “common” and “Preferred” shares. The total number of such shares authorized to be issue One Hundred Million (100,000,000). Common shares and Thirty Million (30,000,000) Preferred shares the par value is $0.01 par share.

4.03
This corporation shall assume some of the debt and transfer stock for some of the share holders form there former company I Am Smart Technologies. L.L.C. The par value is $1.00 per share. Except for the sweat equity share holders.

4.04
All shares of common stock shall be identified with each other in every respect except of the shareholders form the prior company. The holders of common stock shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share on all matters on which shareholders have the right to vote.

4.05
No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible notes securities of any nature; provided. However, that the corporate CEO may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the CEO may advisable in connection with such issuance.

4.06
The CEO of the corporation may authorize the issuance form time to time of shares of its stock of any class or type, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or type, whether now or hereafter authorized, for such consideration as the CEO may deem advisable, subject to such restrictions or limitations, if any be set forth in the Bylaws of the corporation.

ARTICLE V
Initial Registered Agent

5.01 The name of the initial registered agent is: Michael LeRoy Haynes

5.02 The street address of the registered agent is: 3031 Dexter, st. Denver Colorado. 80207

ARTICLE VI
Statement of Acceptance by Registered Agent

I, Michael LeRoy Haynes, hereby acknowledge that the undersigned individual or corporation accepts the appointment as Initial Registered Agent of I AM Smart Technology, Inc., the corporation which is named in these Articles of Incorporation.
Registered Agent

ARTICLE VII
Principal Office and Mailing Address

7.01 The complete street address of the initial designated principal office is: 6140-K6 Gunclub Road, Suite 247. Aurora Colorado. 80016

ARTICLE VIII
Directors and Officers

The Corporations’ initial Board of Directors and Officers shall be comprised of the following persons:
Name Title Address;

Michael LeRoy Haynes CEO and President. 3031 Dexter, st Denver Colorado. 80207

LeRoy William Haynes. Vice President. Charitable donations. 2986 Glencoe. St Denver Colorado, 80207

ARTICLE IX
Bylaws

The incorporator shall adopt the initial bylaws of the corporation. The stockholders may amend the bylaws at anytime by the provisions therein.

ARTICLE X
Dissolution

Upon dissolution, assets shall be distributed by the Board of Directors according to the State of Colorado. Further provisions regarding distribution upon dissolution shall be stated in the Corporation’s bylaws.

ARTICLE XI
Indemnification

The corporation does indemnify any directors, officers, employees, incorporators, and shareholders of the corporation from any liability regarding the corporation and the business of the corporation, unless the person fraudulently and intentionally violated the law and/or maliciously conducted acts to damage and/or defraud the corporation, or as otherwise provided under applicable state corporate statute.

ARTICLE XII
Incorporator

I, Michael LeRoy Haynes, residing at 3031 Dexter Denver Colorado. 80207 incorporating these Articles of Incorporation. Dated this 1st day of August 2008